Exhibit 1

14 March 2019

British American Tobacco p.l.c.
Capital Markets Day

British American Tobacco p.l.c. is today hosting a Capital Markets Day in London where members of the Management Board will present to investors and analysts.

Jack Bowles, who will become CEO on 1st April 2019, will set out his plans for accelerating the Company’s Transforming Tobacco agenda.

 The Capital Markets Day will include details on our previously announced plans to deliver:

-	Group revenue growth in the upper half of our 3-5% per annum range in the near term

-	New category revenue of £5bn by 2023/24

-	50-100 bpts margin improvement per annum, supporting operating profit growth at the upper end of our 5-7% range

-	Continued deleveraging and dividend growth

-	High single digit EPS growth at constant FX

The event will take place in London starting at 9.00am GMT.  All presentation slides will be available on bat.com on the day.

Enquiries

Press Office
Anna Vickerstaff / George Parker
 +44 (0) 20 7845 2888 (24 hours)  | @BATPress

Investor Relations
Mike Nightingale / Rachael Brierley/John Harney
 +44 (0) 20 7845 1180 / 1519 / 1263

Forward looking statements

This announcement does not constitute an invitation to underwrite, subscribe for, or otherwise acquire or dispose of any British American Tobacco p.l.c. (“BAT”) shares or other securities. This announcement contains certain forward-looking statements, made within the meaning of Section 21E of the United States Securities Exchange Act of 1934, regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the Group operates.

These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook”, “target” and similar expressions.

It is believed that the expectations reflected in this announcement are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated.

Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; changes in domestic or international tax laws and rates; adverse litigation and dispute outcomes and the effect of such outcomes on the Group’s financial condition; changes or differences in domestic or international economic or political conditions; adverse decisions by domestic or international regulatory bodies; the impact of market size reduction and consumer down-trading; translational and transactional foreign exchange rate exposure; the impact of serious injury, illness or death in the workplace; the ability to maintain credit ratings and to fund the business under the current capital structure; the inability to develop, commercialise and roll-out Potentially Reduced-Risk Products; and changes in the market position, businesses, financial condition, results of operations or prospects of the Group.

Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this announcement and BAT undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

No statement in this communication is intended to be a profit forecast and no statement in this communication should be interpreted to mean that earnings per share of BAT for the current or future financial years would necessarily match or exceed the historical published earnings per share of BAT.

Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the Annual Report on Form 20-F filed on 15 March 2018 and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, http://www.sec.gov, and the Company’s Annual Reports, which may be obtained free of charge from the British American Tobacco website www.bat.com.